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                                                                   EXHIBIT 10.03

                               AMENDMENT NO. 5 TO
                              INCENTIVE STOCK PLAN



         This Amendment No. 5 to the Martin Marietta Materials, Inc. Incentive Stock Plan, as previously amended (the "Plan") hereby makes the following amendments, effective as of May 22, 2001.

         Section 4.02 of the Plan is amended and restated as follows:

                  "4.02 Nonelective Crediting of Stock Units to Identified
Employees: A minimum of twenty percent (20%) of the Incentive Award awarded to each Identified Employee for a Plan Year shall be applied to provide Stock Units. This nonelective crediting of Stock Units shall apply to any Eligible Employee who is an Identified Employee on the date that Incentive Awards are awarded for that Plan Year. If an Identified Employee (or Eligible Employee who becomes an Identified Employee by the award date) has elected to have an equal or greater percentage of his or her Incentive Award applied to provide Stock Units, no additional amount shall be applied to provide Stock Units pursuant to this Section. In the case of the Chief Executive Officer of the Corporation, this Section 4.02 shall be applied by substituting thirty-five percent (35%) for twenty percent (20%)."


         All other terms and provisions of the Plan remain in full force and effect.